Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Aptorum Group Limited’s Form F-1 of our report dated October 6, 2025 relating to the financial statements of DiamiR Biosciences Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

May 28, 2026